Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Prospectus Supplements filed pursuant to Rule 424(b) dated August 28, 2008 to Registration Statement No. 333-150654 on Form S-4 and Registration Statement No. 333-150655 on Form S-1 of Biomet, Inc. and subsidiaries of our report dated August 28, 2008, relating to the consolidated financial statements and financial statement schedule of Biomet, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Biomet, Inc. for the year ended May 31, 2008.

/s/ Deloitte & Touche LLP

Indianapolis, Indiana

August 28, 2008